EXHIBIT 21.1

                                  SUBSIDIARIES

Daleen International, Inc. - incorporated in U.S. Virgin Islands
Daleen IAC, LLC - incorporated in Delaware
Daleen Canada Corporation - incorporated in Nova Scotia
Daleen Callco Corporation - incorporated in Nova Scotia